Exhibit 99.3

Apollo Approval of Certain Matters and Rights to Nominate Certain Directors

The approval of a majority of a quorum of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, is required by our bylaws under certain circumstances. These consist of, as to us and, to the extent applicable, each of our subsidiaries:

•	amendment, modification or repeal of any provision of our certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the issuance of additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan);

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a consolidation or merger of us with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, or a “Change of Control” as defined in our or our subsidiaries’ principal senior secured credit facilities or senior note indentures;

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a disposition, in a single transaction or a series of related transactions, of any of our or our subsidiaries’ assets with a value in excess of $150 million in the aggregate, other than the sale of inventory or products in the ordinary course of business;

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consummation of any acquisition of the stock or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions, involving consideration in excess of $150 million in the aggregate;

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the incurrence of indebtedness, in a single transaction or a series of related transactions, by us or any of our subsidiaries aggregating more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing this offering or that is otherwise approved by Apollo;

•	a termination of the chief executive officer or designation of a new chief executive officer; and

•	a change in size of the board of directors.

These approval rights will terminate at such time as Apollo no longer beneficially owns at least 33 1/3% of our outstanding common stock.

See also “Certain Relationships and Related Party Transactions—Nominating Agreement” for rights of Apollo to nominate a certain number of directors.

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